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                                                                      EXHIBIT 21

               List of Subsidiaries of The Pietrafesa Corporation

1.    DAG Acquisition Corp., a Delaware corporation.

2.    Components Acquisition Corp., a Delaware corporation

3.    Global Sourcing Network, Ltd., a New York corporation

4.    Windsong Acquisition Corp., a Delaware corporation